UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

March 3, 2003
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Date of Report (Date of earliest event reported)

Capital One Financial Corporation
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(Exact name of registrant as specified in its chapter)

Delaware	1-13300	54-1719854

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia (Address of principal executive offices)		22102 (Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

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(Former name or former address, if changed since last report)

Item 5.  Other Events.

(a)  See Exhibit 99.1: Press Release dated March 3, 2003.

(b)  Cautionary Factors.

The attached press release and information provided pursuant to Items 5 and 7 contain forward-looking statements which involve a number of risks and uncertainties. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information as a result of various factors including, but not limited to, the following:

•	continued intense competition from numerous providers of products and services which compete with the Company’s businesses;

•	an increase in credit losses (including increases due to a worsening of general economic conditions);

•	the ability of the Company to continue to securitize its credit cards and consumer loans and to otherwise access the capital markets at attractive rates and terms to capitalize and fund its operations and future growth;

•	financial, legal, regulatory, accounting or other changes that may affect investment in, or the overall performance of, a product or business, including changes in existing law and regulation affecting the credit card and consumer loan industry, in particular (including any further federal bank examiner guidance affecting credit card and/or subprime lending) and the financial services industry, in general (including the ability of financial services companies to obtain, use and share consumer data);

•	with respect to financial and other products, changes in the Company’s aggregate accounts or consumer loan balances and the growth rate thereof, including changes resulting from factors such as shifting product mix, amount of actual marketing expenses made by the Company and attrition of accounts and loan balances;

•	the amount of, and rate of growth in, the Company’s expenses (including salaries and associate benefits and marketing expenses) as the Company’s business develops or changes or as it expands into new market areas;

•	the ability of the Company to build the operational and organizational infrastructure necessary to engage in new businesses or to expand internationally;

•	the ability of the Company to recruit experienced personnel to assist in the management and operations of new products and services; and

•	other factors listed from time to time in the Company’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2001 (Part I, Item 1, Risk Factors).

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

99.1. Press Release of the Company dated March 3, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: March 3, 2003	By: /s/ John G. Finneran, Jr.

John G. Finneran, Jr. Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

     99.1 Press Release of the Company dated March 3, 2003.